Schedule for Computation        Initial
of Fund Performance Data        Invest of:       $1,000
                                Offering
Government Obligations Tax-Mana Price/
                                Share=            $1.00
Return Since Inception
  ending 7/31/95                NAV=              $1.00

FYE:  July 31

DECLARED:  MONTHLY
PAID:  MONTHLY



          Begin                  Capital  Reinvest Ending            Total
Reinvest  Period    Dividend     Gain     Price    Period    Ending  Invest
Dates     Shares    /Share       /Share   /Share   Shares    Price   Value
6/30/95   1000.000  0.004597851  0.00000  $1.00    1004.598  $1.00   $1,004.60
7/31/95   1004.598  0.004775891  0.00000  $1.00    1009.396  $1.00   $1,009.40


1,000 (1+T) =  End Value
T =         0.94%